SCHEDULE 14A INFORMATION

     PROXY STATEMENT PURSUANT TO SECTION 14(A)
     OF THE SECURITIES EXCHANGE ACT OF 1934

     Filed by the Registrant [x]

     Filed by a Party other than the Registrant [  ]

     [  ]  Preliminary Proxy Statement       [  ]  Confidential, for use of
     the
     [x]  Definitive Proxy Statement                Commission Only (as
     permitted by Rule 14-a-6(e)(2)
     [  ]  Definitive Additional Materials
     [  ]  Soliciting Material Pursuant to (s) 240.14a-11(c) or (S) 240.14a.12


     The Vermont Teddy Bear Co., Inc.
     (Name of Registrant as Specified In Its Charter)

     The Vermont Teddy Bear Co., Inc.
     (Name of Person(s) Filing Proxy Statement)

     Payment of Filing Fee (check the appropriate box):

     [x]  No Fee Required.

     [  ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1)m 14a-6(i)(2)
     or Item 22a(2) of Schedule 14A.

     [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

     [  ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
     0-11.

          (1) Title of each class of securities to which transaction applies:

          (2)  Aggregate number of securities to which transaction applies:

          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          (4)  Proposed maximum aggregate value of transaction:

          (5)  Total fee paid:

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and date of its filing.

          (1)  Amount Previously Paid:  N/A

          (2)  Form, Schedule or Registration Statement No.:  ______
     Schedule 14A, File No.:  ______

          (3)  Filing Party:

          (4)  Date Filed:

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                 Notice of Special Meeting of Stockholders

                                    and

                              Proxy Statement

     The Vermont Teddy Bear Co., Inc.
     Notice of Special Meeting of Stockholders

          A Special Meeting of the Stockholders of The Vermont Teddy Bear Co., Inc. will be held at 10:00 a.m. EST on August/September ___, 1998, at the Company's retail/manufacturing facility, 5566 Shelburne Road, Route Seven, Shelburne, Vermont, for the following purposes:

     1. To approve an amendment to the Company's Certificate of Incorporation to eliminate preemptive rights.

     2. To approve the sale of Series C Redeemable Convertible Preferred Stock and associated warrants.

     3. To transact such other business that may properly come before the meeting or adjournment thereof.

          Stockholders of record at the close of business on July 24, 1998, are entitled to notice of, and to vote at, the meeting.


                              BY ORDER OF THE BOARD OF DIRECTORS



                              Spencer C. Putnam, Secretary

                              Shelburne, Vermont
                              August ___, 1998

     The Vermont Teddy Bear Co., Inc.
     5566 Shelburne Road
     Shelburne, Vermont 05482
     August ___, 1998
     Proxy Statement
     Special Meeting of Stockholders
     To Be Held August/September ___, 1998

          This proxy statement is furnished to the stockholders of The Vermont Teddy Bear Co., Inc., a New York corporation duly qualified to transact business in the State of Vermont (the _Company_), in connection with a special meeting of the stockholders of the Company to be held at 10:00 a.m. on August/September ___, 1998, at the Company's retail/manufacturing facility located at 5566 Shelburne Road, Route Seven, Shelburne, Vermont.

          The enclosed proxy card is furnished by the Company. This proxy is being solicited by the Company's Board of Directors for use at the Special Meeting or at any adjournment thereof. A proxy duly executed and returned by a stockholder will be voted as directed by the proxy, and, if no choice is specified, the proxy will be voted in accordance with the recommendations of the Board of Directors contained herein. As to other matters, if any, to be voted upon, the persons named in the proxy will take such action as the Board of Directors may deem advisable.

          All expenses of soliciting proxies are being borne by the Company. It is expected that solicitations will be made primarily by mail, but regular employees or representatives of the Company may also solicit proxies by telephone or other communication methods and arrange for nominees, custodians and fiduciaries to forward proxies and proxy material to their principals at the Company's expense.

          A proxy may be revoked at any time before it is exercised by notifying the Company's Secretary in writing at the address set forth above or by attending the Special Meeting and voting the shares covered by the proxy in person.

          It is expected that this Proxy Statement will be mailed on or about August ___, 1998, to stockholders of record on July 24, 1998.

                             Voting Securities

          The Board of Directors has fixed the close of business on July 24, 1998, as the record date for the determination of Stockholders entitled to receive notice of and to vote at the Special Meeting. Each share of the Company's Common Stock outstanding on the record date is entitled to one vote.

          As of the close of business on July 24, 1998, there were 5,180,708 shares of the Company's Common Stock outstanding and entitled to vote, of which 2,551,300 shares, or approximately 49.2%, were owned beneficially by the current directors and officers of the Company.(1)

     (1) These figures include a total of 21,475 shares held of record as a group by spouses and minor children of the Company's current directors and officers. These figures do not include options to purchase 941,342 shares of the Company's Common Stock, which have been granted to the current directors and officers as a group under the Company's Incentive Stock Option Plan and its Non-Employee Director Stock Option Plan. These figures also do not include Series B Preferred Stock and Series B Warrants held by Jason Bacon, and a Warrant to purchase 51,841 shares of the Company's Common stock granted to Joan Martin.


          The following table presents information about those persons known by the Company to own beneficially, as of July 24, 1998, more than 5% of the shares of the Company's Common Stock outstanding, directors of the Company and executive officers of the Company:

          Name and Address                                   Shares
     Percent
          of Beneficial Owner                           Owned          Owned

          Jason Bacon                                        5,500(1)   0.1
             RR #1, Box 78,  New Haven, VT 05472

          R. Patrick Burns                                  17,625(2)   0.3
             c/o The Vermont Teddy Bear Co., Inc.
             5566 Shelburne Road, Shelburne, VT 05482

          Fred Marks                                       600,500(3)  11.6
             c/o The Vermont Teddy Bear Co., Inc.
             5566 Shelburne Road, Shelburne, VT  05482

          Joan H. Martin                            1,840,975(4)  35.5

             36 Church Street, Apt 2F, Woodbury, CT  06798

          Margaret H. Martin                               267,000           5.2
             500 Lovell Avenue, Mill Valley, CA  94941

          Spencer C. Putnam                                 84,000(5)   1.6
             c/o The Vermont Teddy Bear Co., Inc.
             5566 Shelburne Road, Shelburne, VT 05482

          Elisabeth B. Robert                           2,700(6)   0.1
             c/o The Vermont Teddy Bear Co., Inc.
             P.O. Box 965, Shelburne, VT  05482

     (1) This figure includes 500 shares held of record by Mr. Bacon's wife, as to which beneficial ownership is disclaimed. This figure does not include a Warrant for the purchase of 22,670 shares of the Company's Common Stock, or 9,314 shares of the Company's Series B Preferred Stock, which are convertible into 22,670 shares of the Company's Common Stock. This figure does not include options granted under the Company's Non-Employee Director Stock Option Plan to Mr. Bacon to purchase 10,500 shares of the Company's Common Stock, which have fully vested.
     (2) This figure includes 5,975 shares held of record by Mr. Burns' wife, as to which beneficial ownership is disclaimed. This figure does not include options granted under the Company's Incentive Stock Option Plan to Mr. Burns to purchase 562,500 shares of the Company's Common Stock, which have fully vested.
     (3) This figure includes 500 shares held of record by Mr. Marks' wife, as to which beneficial ownership is disclaimed.
     (4) This figure includes 1,120,000 shares held of record by the Joan Hixon Martin Trust. This figure does not include 152,995 shares held of record by Ms. Martin's son, Franc Sloan, and 267,000 shares held of record by Ms. Martin's daughter, Margaret Martin. Ms. Martin disclaims beneficial ownership of these shares. This figure does not include a Warrant for the Purchase of 51,841 shares of the Company's Common Stock, which has fully vested.
     (5) This figure includes 10,000 shares held of record by Mr. Putnam's children. This figure also includes 2,500 shares held of record by Mr. Putnam's wife, as to which beneficial ownership is disclaimed. This figure does not include options granted under the Company's Incentive Stock Option Plan to Mr. Putnam to purchase 62,832 shares of the Company's Common Stock, of which 30,332 shares have vested.
     (6) This figure includes 2,000 shares held of record by Ms. Robert's minor children. This figure does not include options granted under the Company's Incentive Stock Option Plan to Ms. Robert to purchase 305,510 shares of the Company's Common Stock, of which 136,760 shares have vested.







     ITEM 1. Approval of an amendment to the Company's Certificate of Incorporation to eliminate preemptive rights subject to the condition that dissenters' rights are not exercised by a number of the Company's shareholders determined by the Board of Directors, in its discretion, to be excessive.

          The Company's Board of Directors has been advised by counsel that Holders of the Company's Common Stock currently have preemptive rights under the provisions of S 622 of the New York Business Corporation Law.(1) Under these provisions, holders of the Common Stock of the Company would have the right to participate proportionately in the proposed offering of preferred stock and warrants to The Shepherd Group LLC (the _Shepherd Group_), a private investment firm located in Massachusetts, and other investors (collectively, the _Shepherd Investors_) described in Item 2 (the _Proposed Offering_), and in certain other stock offerings by the Company that would have a dilutive effect on such holders' voting or dividend rights. The investment by the Shepherd Investors is contingent upon the elimination of these preemptive rights without the exercise of any dissenters' rights. Additionally, the Board of Directors of the Company believes that the continued existence of these preemptive rights could interfere with the Company's ability to attract other capital investments in the future. The Board of Directors, therefore, has recommended the adoption of an amendment to the Company's Certificate of Incorporation eliminating the preemptive rights of holders of the Company's Common Stock.
      However, the effectiveness of this amendment, if approved, is subject to the condition that dissenters' rights are not exercised by holders of a number of the issued and outstanding shares of the Company's Common Stock determined by the Company's Board of Directors, in its discretion, to be excessive. For an explanation of dissenters' rights, see _Dissenters' Rights,_ below. The Board of Directors intends to exercise this discretion by taking into account the number of shares exercising dissenters' rights, if any, the cost to the Company of paying dissenting shareholders the fair value of their shares, and the impact of this cost on the Proposed Offering and the Company's overall financial condition. The full text of the amendment is set on the following page.

          (1) The provisions of Section 622 of the New York Business Corporation Law applicable to the Company provide in pertinent part as follows:

          (b) Except as otherwise provided in the certificate of incorporation, and except as provided in this section, the holders of equity shares of any class, in case of the proposed issuance by the corporation of, or the proposed granting by the corporation of rights or options to purchase, its equity shares of any class or any shares or other securities convertible into or carrying rights or options to purchase its equity shares of any class, shall, if the issuance of the equity shares proposed to be issued or issuable upon exercise of such rights or options or upon conversion of such other securities would adversely affect the unlimited dividend rights of such holders, have the right during a reasonable time and on reasonable conditions, both to be fixed by the board, to purchase such shares or other securities in such proportion as shall be determined as provided in this section.

          (c) Except as otherwise provided in the certificate of incorporation, and except as provided in this section, the holders of voting shares of any class, in case of the proposed issuance by the corporation of, or the proposed granting by the corporation of rights or options to purchase, its voting shares of any class or any shares or other securities convertible into or carrying rights or options to purchase its voting shares of any class, shall, if the issuance of the voting shares proposed to be issued or issuable upon exercise of such rights or options or upon conversion of such other securities would adversely affect the voting rights of such holders, have the right during a reasonable time and on reasonable conditions, both to be fixed by the board, to purchase such shares or other securities in such proportions as shall be determined as provided in this section.

     Effective February 22, 1998, S 622 was amended to provide that holders of equity shares in corporations formed under the New York Business Corporation Law after that date would not have preemptive rights unless specifically authorized in the corporation's certificate of incorporation.

          Absent approval of the amendment to the Company's Certificate of Incorporation, holders of the Company's Common Stock, upon certain offerings by the Company of any securities that could adversely affect either the dividend rights or voting rights of the Common Stock, would be entitled to purchase the proportion of the securities offered that, as nearly as practicable, would preserve such holders' relative dividend and voting rights. Under these circumstances, shareholders exercising their preemptive rights would be entitled to do so on the same terms and at the same price offered to the investors whose purchase had triggered such preemptive rights.

          If the amendment to the Company's Certificate of Incorporation is approved and takes effect, the Company's Board of Directors would be empowered to offer any of the Company's authorized but unissued shares of Series B Convertible Preferred Stock or Common Stock, or to designate and offer shares of new classes or series of the Company's undesignated preferred stock, without offering any right of participation to the holders of the Company's Common Stock. Additionally, the Company would be authorized to complete the Proposed Offering, without offering any right of participation to any of the holders of the Company's Common Stock. The impact of the Proposed Offering to the holders of the Company's Common Stock without preemptive rights is described in Item 2, below.

     The Proposed Amendment

          The Company's Certificate of Incorporation shall be amended by adding a new Article IV, Section D, as follows:

          D. Common Stock. Twenty million (20,000,000) shares of common stock having a par value of $.05 per share. No holder of shares of common stock shall have, as such holder, any preemptive right to purchase any shares or other securities of the corporation.

          This amendment to the Company's Certificate of Incorporation will eliminate the preemptive rights currently available to holders of the

     Company's Common Stock. The effectiveness of the amendment is subject to the condition that dissenters' rights are not exercised by holders of a number of the Company's issued and outstanding shares of Common Stock that the Board of Directors determines, in its discretion, to be excessive. The Proposed Offering to the Shepherd Investors is subject to the condition that no holders of the Company's Common Stock exercise their dissenters' rights.

     Voting Information

          The Board of Directors recommends a vote FOR approval of the amendment to the Company's Certificate of Incorporation. The affirmative vote of the holders of the majority of the voting power of the Common Stock entitled to vote at the Special Meeting of Stockholders is required for approval of the amendment to the Certificate of Incorporation. Your appointed proxies will vote your shares FOR approval unless you instruct otherwise.

          Abstention and broker non-votes will have the same effect as votes against the amendment.

     Dissenters' Rights

          Holders of the Company's Common Stock who object to the amendment of the Company's Certificate of Incorporation are entitled to exercise their dissenters' rights and receive payment for the fair value of their shares.
      As described above, however, the Proposed Offering to the Shepherd Investors is contingent on all of the Company's shareholders electing not to exercise their dissenters' rights. Additionally, the Company's Board of Directors has made the effectiveness of the amendment subject to the condition that dissenters' rights are not exercised by holders of a number of the Company's issued and outstanding shares of Common Stock determined by the Board, in its discretion, to be excessive.

          Shareholders desiring to exercise their dissenters' rights must vote AGAINST the amendment of the Company's Certificate of Incorporation and must file with the Company a written objection stating their election to exercise their dissenters' rights, name, residential address, the number of shares of the Company's Common Stock of which they are the beneficial owner, and demanding payment of the fair value of their shares PRIOR to the vote to be taken at the Special Meeting of Shareholders. Shareholders exercising their dissenters' rights must do so as to all shares held by them of record that they own beneficially. In addition to filing a written objection and notice of election to dissent, shareholders exercising their dissenters' rights must deliver to the Company the certificates representing their shares within one (1) month of filing their notice of election to dissent. The Company shall note thereon the shareholder's notice of election to dissent and return the certificate to the shareholder. Upon approval of the amendment to the Company's Certificate of Incorporation, dissenting shareholders shall no longer have any of the rights of shareholders of the Company, except the right to be paid the fair value of their shares.

          In the event that the amendment of the Company's Certificate of Incorporation is approved, then the Company will notify within ten (10) days of the Special Meeting of Shareholders those shareholders that have filed a notice of election to dissent of the approval of the amendment. Within fifteen days of the Company's consummation of the amendment of the Company's Certificate of Incorporation, but no later than ninety days after the Special Meeting of Stockholders, the Company shall notify dissenting shareholders of the Company's calculation of the fair value of their shares as of the day prior to the Special Meeting, and shall make an advance payment of eighty percent (80%) of such amount to those shareholders that have delivered their certificates to the Company for notation. In the event of disagreement as to the fair value of the shares, the Company will institute a court proceeding to determine the fair value in accordance with New York law. The court's determination of fair value will include an allowance for interest.


     ITEM 2. Approval of the sale of Series C Redeemable Convertible Preferred Stock and warrants to the Shepherd Investors.

          Although no shareholder approval is currently required to authorize the Proposed Offering, the Company has been informed by NASDAQ that regulations governing the listing of the Company's Common Stock with NASDAQ could require the Company to obtain shareholder approval in the future if the anti-dilution provisions applicable to the securities to be issued to the Shepherd Investors are triggered such that the Shepherd Investors could then obtain twenty percent (20%) or more of the Company's currently issued and outstanding shares of Common Stock. Rather than seek approval at that time, the Company's Board of Directors believes that it is in the best interests of the Company to approve the Proposed Offering, including the possible impact of the anti-dilution provisions, at this time.

          The Proposed Offering consists of the issuance by the Company of a new series of preferred stock to be designated as Series C Redeemable Convertible Preferred Stock (the _Series C Stock_) and accompanying warrants to the Shepherd Investors for Six Hundred Thousand Dollars ($600,000). The Shepherd Investors will receive sixty (60) shares of the Series C Stock and accompanying warrants to purchase 495,868 shares, subject to certain customary weighted-average anti-dilution provisions, of the Company's Common Stock at $1.21 per share. The sixty shares of Series C Stock will be convertible, subject to certain anti-dilution provisions, into a total of 495,868 shares of the Company's Common Stock. The exercise price of the warrants and the conversion ratio of the Series C Stock were set at fifteen percent (15%) below the average closing price of the Company's Common Stock for the sixty days on which a trade occurred prior to execution of the letter of intent with the Shepherd Investors on May 21, 1998. As of July 24, 1998, the Company had 5,192,708 shares of Common Stock issued and 5,180,708 shares outstanding. Accordingly, upon approval and consummation of the Proposed Offering, the 991,736 shares of Common Stock issuable upon exercise of the warrants and conversion of the Series C Stock issued to the Shepherd Group would equal 19.1% of the Company's shares outstanding as of the record date.

          The following table sets forth the capitalization of the Company (i) as of March 31, 1998 and (ii) as adjusted to reflect the sale of the Series C Preferred Stock:

     CAPITALIZATION
                                                       March 31, 1998
                                                  Actual         As Adjusted

     Short-term debt                              $     521,193  $    521,193
     Long-term debt                              6,218,261     6,218,621
     Series C Preferred Stock                                -
     600,000
     Shareholders' equity:
        Series A Preferred Stock, 90 shares
          authorized; 90 shares outstanding,
          with cumulative dividends at 8% and
          a liquidation value of $10,000 per share            900,000
     900,000
        Series B Preferred Stock, 375,000 shares
          authorized; 204,912 shares outstanding          10,245       10,245
        Common Stock, 20,000,000 shares authorized;
          5,180,708 shares outstanding                  259,299       259,299
     Additional paid in capital                       10,578,054   10,578,054
     Treasury stock at cost, 12,000 shares              (106,824)
     (106,824)
     Accumulated deficit                         (6,569,669)     (6,569,669)
                                             -------------- ------------
        Total shareholder's equity                $    5,071,105      $
     5,671,105
                                             -------------- ------------
             Total capitalization                 $   11,810,559      $
     12,410,559
                                             ============== ============

     (1) Includes current portion of long-term debt.
     (2) Includes capital lease obligations.
     (3) Because the Series C Stock requires mandatory redemption after ten years, this class of security is treated as a debt instrument for accounting presentation purposes. Additionally, the Board of Directors has yet to formally designate the Series C stock. A total of 60 Series C Shares would be issued as the result of this Proposed Offering, with an additional 50 shares designated for payment of in-kind dividends on outstanding Series C Stock.
     (4) Does not reflect the exercise of warrants granted in conjunction with Series C issuance.
     (5) The Company has 1,000,000 shares of _blank check_ preferred stock authorized, which the Board of Directors has the sole authority to designate. The Board of Directors has designated 375,090 shares, as indicated above.
     (6) Excludes (i) up to 2,000,000 shares of Common Stock reserved for issuance under the Company's Incentive Stock Option Plan, of which options to purchase 1,119,977 shares are outstanding; (ii) up to 400,000 shares of Common Stock reserved for issuance under the Company's Non-Employee Director Stock Option Plan, of which options to purchase 10,500 shares are outstanding; (iii) Series B Preferred stock, which is currently convertible into 482,441 shares of Common Stock; and (iv) warrants outstanding to purchase 936,751 shares of Common Stock, with exercise prices ranging from $1.00 to $15.24 per Common Share.


          Although the conversion ratio of the Series C Stock, $1.21 per Common Share, was $.04 per Common Share less than the closing price of the Company's Common Stock as of the date that the Company signed a letter of intent for the Proposed Offering, the issuance of Series C Stock and exercise of warrants would have a positive impact on the Company's net tangible book value. As of March 31, 1998, the Company had a net tangible book value (total tangible assets less total liabilities and Preferred Stock) of $3,445,819, or $.67 per share of Common Stock outstanding. After giving effect to the proposed sale of the Series C Stock, the exercise of accompanying warrants, and payments of six percent Series C dividend in Series C Stock for five years, and the receipt and application of the estimated net proceeds therefrom, the pro forma net tangible book value of the Company at March 31, 1998 would have been $4,645,819, or $.73 per share of Common Stock outstanding, which represents an increase in the pro forma net tangible book value of $.06 per share to current shareholders and a decrease in the pro forma net tangible book value of $.48 to the new investors.

          The following table illustrates such dilution:

     DILUTION

     Conversion price to Common Stock of each Series C Share
          $ 1.21
     Net tangible book value per Common Share before the offering         $  .67
     Increase per Common Share attributable to purchase of Series
       C Shares by new investors                                $  .06
                                                           ------
     Pro forma net tangible book value per Common Share after
       the offering (1)                                               $  .73
                                                                 ------
     Dilution of net tangible took value per Common Share to new
       Series C investors                                             $  .48
                                                                 ======

     (1) Assumes conversion of Series C Stock into common, the exercise of all warrants associated with Series C Stock issuance, and payment of six percent Series C dividend in Series C Stock for five years.


          The following table summarizes, as of the date of this Proxy Statement, the differences between existing shareholders and investors in the Series C Stock offering with respect to the number and percentage of shares of Common Stock purchased from the Company, the amount and percentage of consideration paid and the average price paid per share:

                                                                     Average
                            Shares Owned               Consideration      Price
     Per
                         Number         Percent         Amount        Percent

          Share
     Present Shareholders (2) 5,180,708    81.7%       $ 10,580,708    89.8%
          $ 2.04
     New Investors (3)        1,159,451    18.3%          1,200,000    10.2%
      1.03
                         ---------   ------      ------------    -----
          Total               6,340,159   100.0%       $ 11,780,708   100.0%

     1(2) Excludes (i) up to 2,000,000 shares of Common Stock reserved for issuance under the Company's Incentive Stock Option Plan, of which options to purchase 1,119,977 shares are outstanding; (ii) up to 400,000 shares of Common Stock reserved for issuance under the Company's Non-Employee Director Option Plan, of which options to purchase 10,500 shares are outstanding; (iii) Series B Preferred stock, which is currently convertible into 482,441 shares of Common Stock; and (iv) warrants outstanding to purchase 936,751 shares of Common Stock, with exercise prices ranging from $1.00 to $15.24 per Common Share.
     1(3) Assumes conversion of Series C Stock into common, the exercise of all warrants associated with Series C Stock issuance, and payment of six percent Series C dividend in Series C Stock for five years.

          In addition to the rights and preferences described above, and as more fully described in the term sheet and letter of intent attached to this Proxy Statement as Exhibit A, the shares of Series C Stock will have the following rights and preferences: (i) a cumulative dividend of six percent (6%) payable in shares of Series C Stock for the first five years and in shares of Series C Stock or cash, at the option of the Company, thereafter;
     (ii) a liquidation preference superior to the Company's Common Stock; (iii) the right, subject to certain limitations, to cause the redemption of the Series C Stock after the fifth anniversary of its issuance at a price equal to its liquidation value; (iv) the right to vote as a class for two out of no more than nine members of the Company's Board of Directors; and (v) the right to vote on all other matters on which holders of the Company's Common Stock are entitled to vote as if the Series C Stock has been converted.

          After the fifth anniversary of its issuance, the Company shall be entitled to call all of the Series C Stock at a specific redemption price, provided that if it is not previously redeemed, the Company must redeem the Series C Stock upon the tenth anniversary of its issuance. In connection with the right to vote as a class for two members of the Company's Board of Directors, the Company's Board of Directors shall increase the size of the Board from seven to nine members.

          In connection with its investment, the Shepherd Group shall receive an annual management fee of $25,000.00 in consideration of its performance of ongoing services to be provided to the Company in accordance with the form of Management Agreement attached hereto as Exhibit B. The Shepherd Group shall also receive a 1/% financing fee for any capital raised by the Company in the future with the assistance of the Shepherd Group, except where such capital is raised directly from the Shepherd Group or its affiliates.

     Voting Information

          The Board of Directors recommends a vote FOR approval of the Proposed Offering to the Shepherd Investors. As described above, the Board of Directors believes that it is in the best interests of the Company to approve the Proposed Offering in order to ensure compliance with NASDAQ regulations governing the Company's Common Stock. The affirmative vote of the holders of the majority of the voting power of the Common Stock entitled to vote at the Special Meeting of Stockholders is required for approval of the Proposed Offering. Your appointed proxies will vote your shares FOR approval unless you instruct otherwise.

          Abstention and broker non-votes will have the same effect as votes against the Proposed Offering.

     ITEM 3:  OTHER BUSINESS

          The Company's Board of Directors knows of no other matters which may come before the Special Meeting. If, however, any other business should properly come before the Special Meeting, the proxies relating to such meeting will be voted with respect thereto in accordance with the best judgment of the Board.

          Stockholder proposals intended for presentation at the 1998 Annual Meeting of Stockholders were to be received by the Secretary of the Company by June 29, 1998, for inclusion in the Company's Proxy Statement and form of proxy relating to the 1998 Annual Meeting. The Company has not yet set the date for which stockholder proposals intended for presentation at the Company's 1999 Annual Meeting of Stockholders must be received by the Secretary of the Company, but will inform Stockholders of such date in the Company's Proxy Statement for the 1998 Annual Meeting of Stockholders.


     August ___, 1998                        The Vermont Teddy Bear Co., Inc.

     EXHIBIT A

     May 21, 1998

                                         Via Facsimile and Federal Express
     Ms. Elisabeth Robert
     President and Chief Executive Officer
     The Vermont Teddy Bear Co., Inc.
     2236 Shelburne Road
     Shelburne, VT 05482


     Re: Final terms of a proposed investment in The Vermont Teddy Bear Co., Inc. by The Shepherd Group LLC and other investors.


     Dear Elisabeth:

     This letter, including the attached term sheet, represents a non-binding proposal for the review and analysis of a transaction in which The Shepherd Group LLC (_TSG_ or the _Lead Institutional Investor_) and possibly an additional institutional investor (collectively the _Institutional Investors_) and / or individuals (collectively the _Investor Group_) propose to make an investment in The Vermont Teddy Bear Company (the _Company_ or _VTB_). The purpose of this letter and accompanying term sheet is to set forth the principal terms and conditions upon which an investment will be considered. The terms and conditions set forth herein are subject to any adjustments made in order to achieve the most tax advantageous structure of any such investment.

     In consideration of the substantial expenditure of time, effort and expense to be undertaken by TSG, the Company, its officers, directors, employees, agents, representatives and affiliates agree, on the basis of this letter, that during the period commencing from the date this letter is accepted by the Company, for a period of 90 days, without the written consent of TSG, the Company nor its officers, employees, directors, agents, representatives or affiliates will not: (i) solicit, initiate or encourage submission of proposals or offers, or enter into or continue negotiations or discussions with, any other person or persons with regard to any sale by the Company of the stock or assets of the Company (other than the sale of stock or assets in the ordinary course of business including the exercise of options by employees and / or disposal of treasury stock), the sale by the Company or any of its affiliates of the Company's stock, the merger, consolidation or any other business combination as a result of which those persons that control the company, immediately prior to such transaction no longer control the Company, or any other financing of the Company except for the refinancing of the mortgage on the Company's principal place of business held by W.P. Carey & Co or any senior creditor working capital financings; or (ii) furnish to any other person any information with respect to, or otherwise cooperate in any way, or assist, facilitate or encourage, any acquisition or proposal for the assets or stock of the Company or any part thereof or any other financing except for the refinancing of the mortgage on the Company's principal place of business held by W.P. Carey & Co or any senior creditor working capital financings to the Company by any other person; or (iii) solicit, initiate or encourage submission of proposals or offers, or enter into or continue negotiations or discussions with, any other person or persons with regard to transactions similar in nature to the investment contemplated herein.


     If at any time during the period beginning with the date of this letter and ending 90 days thereafter the Company sells, or enters into any agreement to sell, all or substantially all of its stock or its assets; merges, consolidates or enters into a business combination or enters into any agreements to merge consolidate or enter into any business combination; executes, or enters into an agreement to execute a transactions similar in nature to the investment contemplated herein, the Company shall pay to TSG a fee calculated as follows: (i) $100,000; plus (ii) all out of pocket costs and expenses incurred by TSG and its respective accountants and attorneys in connection with their performance of due diligence and documentation to the point at which the Company alerts TSG in writing of its intent to pursue a sale, merger, consolidation, business combination or investment.

     Additionally, if the Company wishes to terminate this agreement it may do so under the following conditions (i) the closing price of Company's common stock the day prior to the day on which the parties hereto plan to consummate the investment herein is greater than $1.625; (ii) the Company pays TSG on demand, and upon presentation of appropriate documentation all out of pocket costs and expenses incurred by TSG and its respective accountants and attorneys in connection with their performance of due diligence and documentation; and (iii) the Company pays TSG on demand one hundred thousand dollars ($100,000).

     Regardless as to whether or not the investment contemplated herein is consummated, the Company agrees to pay on demand, and upon presentation of appropriate documentation all out of pocket costs and expenses incurred by TSG and its respective accountants and attorneys in connection with their performance of due diligence and documentation.

     Upon the signing of this Letter of Intent, TSG will begin a due diligence analysis of the Company. This process will focus on the historical and projected financial results of the Company, customer interviews, industry analysis, legal and accounting due diligence. If, during such process, TSG or the Investor Group uncovers any issue that is viewed to materially detract from the investment, TSG and the Investor Group may, at their sole discretion, elect to discontinue the pursuit of the investment contemplated herein. Except as contemplated in the previous paragraph, if TSG or the Investor Group, at their sole discretion, elect to discontinue the pursuit of the investment contemplated herein, the Company will not be subject to any fees or costs.

     Except as provided in the immediately succeeding sentence, this letter contains a statement of the present intention on TSG's part and on your part and is not intended to create any legal binding obligation including a legal binding obligation to purchase or sell the Company's stock described above or in the accompanying term sheet, unless or until a purchase agreement has been negotiated, is acceptable to all parties in all respects and has been duly executed and delivered on behalf of all parties. This letter does, however, constitute a binding obligation with respect to the provisions of Paragraphs 2, 3, 4 & 5. This letter is delivered to you on the condition that it be kept confidential and not shown to or discussed with any third party other than legal and financial advisors. This letter shall be of no further force or in effect if it has not been executed by May 22, 1998. This letter may be executed in counterparts, all of which, taken together shall constitute one and the same document.

     Elisabeth, if the above is acceptable to you and the Board of Directors, please so signify by signing the enclosed copy of this letter. This letter agreement shall become effective upon execution by all parties listed below.


     Sincerely,                     Agreed and Acknowledged to,

     The Shepherd Group LLC                              The Vermont Teddy Bear
     Co., Inc.

     T. Nathanael Shepherd                               Elisabeth Robert

     /s/ T. Nathanael Shepherd,     /s/ Elisabeth B. Robert,
     President                      President & Chief Executive Officer,
                                    Director

     The Shepherd Group LLC
     The Vermont Teddy Bear Co., Inc. Summary Investment Term Sheet

     Amount of Investment
     $600,000

     Issuer
     The Vermont Teddy Bear Co., Inc. (the "Company")

     Investors
     The investors shall be comprised of The Shepherd Group LLC ("TSG") and / or individuals (collectively the "Investor Group").

     Type of Security
     Convertible Redeemable Preferred Stock (the "Preferred") with Warrants.

     Term
     The Preferred must be redeemed upon the tenth anniversary of the issuance of the Preferred into an amount equal to the par value of the Preferred plus any accrued and unpaid dividends. If the Company's common stock is not listed on any principal exchange or any NASDAQ system at such time, the Preferred must be liquidated into an amount equal to the greater of the par value of the Preferred plus any accrued and unpaid dividends; and the fair market value of the common stock of the Company that the Preferred is convertible into at the time of such redemption. The fair market value shall be determined by a good faith determination by the Company and the Investor Group; if an agreement cannot be reached then the fair market value shall be determined by a disinterested third party that is a nationally recognized investment banking firm. The cost of obtaining such fair market value shall be shared equally between TSG and the Company.

     Par Value
     $10,000 / share

     Number of Shares
     60

     Dividend Rate
     6.0% of outstanding Preferred to be paid for the first five years from the date of closing on an annual basis in the form of shares of Preferred
     (PIK). Beginning the sixth year from the date of closing and at the discretion of the Company, the dividend is to be paid on an annual basis in the form of shares of Preferred (PIK) or in cash. Additionally, dividends paid on the common stock of the Company shall be paid on the Preferred on an as converted basis.

     Subordination Provision

     To the extent requested by the Company's existing lenders TSG will enter into an intercreditor agreement whereby TSG will allow for the following:
     The Preferred will be subordinated in right of payment of principal and dividends to all of the Company's existing and future indebtedness that is not convertible, exchangeable or transferable into securities representing an equity interest in the Company. The Company may not make any payments on account of the Preferred if there shall have occurred and be continuing a default under any of the Company's existing or future indebtedness. The Company may not make any payments on account of the Preferred if such payment should cause a default under any of the Company's existing or future indebtedness. Additionally, the Preferred will rank senior in right of payment of principal and dividends to all existing and future common stock and common stock equivalents, except for existing preferred stock that is expressly senior to any subsequent series of preferred stock, of the Company.

     Common Stock Ownership

     Conversion Provision
     Each Preferred share will be convertible into Common Stock at an amount equal to the par value of the Preferred divided by the Common Stock Conversion Price.

     Common Stock Conversion Price
     The Common Stock Conversion Price shall be calculated on the effective date of the attached Letter of Intent and will equal (i) the average of the closing price of the common stock of the Company, as recorded on the National Association of Securities Dealers Automated Quotation System under the symbol BEAR, on the prior sixty (60) days in which an actual trade was executed at the closing price ("The Actual Sixty Day Trading Average"); minus (ii) The Actual Sixty Day Trading Average multiplied by fifteen percent (0.15).

     Anti-Dilution Adjustments
     Anti-Dilution adjustments to the Conversion Provision shall be customary including a weighted average adjustment component.

     Call Provisions
     A. The Company may call the Preferred after the fifth anniversary of the issuance of the Preferred only after giving Preferred holders 30 days notice of the Company's intent to call the Preferred;
     B. The Preferred may be called in whole, but not in part, at a price equal to the greater of: (i) par plus accrued and unpaid dividends and (ii) the amount represented by the percentage share of the fair market value of the Common Stock of the Company that the Preferred is convertible into. If the Company's common stock is not listed on any principal exchange or any NASDAQ system at such time, the Preferred must be liquidated into an amount equal to the greater of the par value of the Preferred plus any accrued and unpaid dividends and the fair market value of the common stock of the Company that the Preferred is convertible into at the time of such redemption. The fair market value shall be determined by good faith determination by the Company and TSG, if an agreement cannot be reached then the fair market value shall be determined by a disinterested third party that is a nationally recognized investment banking firm.

     Put Rights
     A. Holders may put the Preferred back to the Company after the fifth anniversary of the issuance of the Preferred;
     B. Preferred may be put at a price equal to par, the Preferred shall include any accrued and unpaid dividends;
     C. In any single year, the aggregate value of Preferred put back to the Company may not exceed the greater of 25% of net earnings after taxes of the preceding 12 months or 25% of the Company's net worth.

     Warrants

     Rights of Warrant
     To purchase one share of Common Stock

     Number
     A number equal to the par value of the Preferred divided by the Common Stock Conversion Price

     Exercise Price
     Common Stock Conversion Price

     Term
     Seven Years

     Operation of the Business
     From the date of the enclosed letter until closing of the transaction, the business of the Company will be operated in the ordinary course and will not dispose of assets, incur any materially adverse changes, dividends, distributions or sales other than in the ordinary course of business without the prior written consent of TSG. Further, until the closing of the transaction contemplated herein, unless the prior written consent of TSG, the current state of the Balance Sheet of the Company shall be maintained in substantially the same condition it is in on the date of this Letter of Intent.

     Registration and Other Shareholder Rights
     A. Preemptive Rights: The Investor Group will be given the right to purchase all new stock in an amount equal to their pro-rata share.
     B. Piggy-Back Registration Rights: All shareholders will be given standard Piggy-Back Registration Rights on a pro-rata basis.
     C. Demand Registration Rights: The Investor Group will have the right to demand the public sale of its stock through no more than three separate S-3 filings with the SEC. The Investor Group will be limited to exercising such right to no more than once every twelve months.

     Board Representation
     TSG shall have the right, at their sole discretion, to appoint two board members to the Board of Directors (the "Board") of the Company. The Board will be capped at 9 members.

     Compensation Committee
     TSG will be entitled to a seat on the Compensation Committee. The Committee will be capped at no more than 3 seats.

     Executive Committee
     TSG will be entitled to a seat on the Executive Committee and will serve with the Company's CEO and Chairman of the Board of Directors. The Committee will be capped at no more than 3 seats.

     Financing Fees
     TSG will receive a 1 1/2% Financing Fee for capital raised by the Company with the assistance of TSG following the closing of the Investment except in situations where capital raised is (i) directly from TSG or (ii) from affiliates directly under TSG's control.

     Management Fees
     TSG shall receive an annual, non-accountable, $25,000 management fee, plus travel and other reasonable expenses which will be approved in advance and payable monthly. Such fee is for management services such as (i) liaison services with credit institutions and financial markets; (ii) access to alternative sources of established equity capital; (iii) transaction experience with secondary stock offerings, mergers, acquisitions and (iv) business operations advisory services.
     Such services shall be rendered pursuant to the attached Management Agreement in Exhibit I.

     Non-Compete Agreements
     Non-compete agreements for key senior executive; for a period of 18 months beyond the conclusion of employment.

     Key Woman Insurance
     $1,000,000 key-woman insurance policy for Elisabeth Robert with the Company as the beneficiary. Such policy must be obtained within sixty (60) days of the investment contemplated herein.

     Other
     A. Stock Purchase Agreement to contain customary terms and provisions, including representations, conditions, warranties, covenants, events of default and indemnities.
     B. So long as the Preferred is outstanding there will be no additional incurrence of debt, liens, or other contracts with recourse to the assets or cash flow of the Company without the approval of TSG except for such incurrences undertaken in the ordinary course of business, including but not limited to financing or leasing agreements, capital expenditures, research and development, hiring (except as stated in C below), firing, arrangements or agreements relating to promotions, with customers or vendors, advertising, sales, production and general operations.
     C. So long as the Preferred is outstanding TSG shall have veto rights on hiring decisions for the CEO, CFO and COO positions excluding the renewal of Elisabeth Robert's contract in the Fall of 1998.

     Conditions to Closing
     A. The satisfactory completion of all financial, industry, accounting, business and legal due diligence.
     B. Financial and other information that is currently available to TSG does not materially change prior to closing.

     C. The Company shall have received a definitive declaration from the Vermont National Bank ("VNB") that VNB has rescinded their claim to, and unencumbered, the working capital assets of the Company specifically pertaining to the Company's trademark's, receivables, inventory and work in progress inventory.
     D. The Company shall have received third party consents necessary for the uninhibited implementation of the investment contemplated herein.
     E. The Directors and Executive Officers shall provide written approval of the transaction contemplated herein prior to the Company sending proxy materials (seeking the approvals described in F. below) to shareholder's of the Company.
     F. The Company shall obtain approval from the shareholder's of the Company for an amendment to the Company's Articles of incorporation, eliminating shareholder preemptive rights and allowing for the creation of the Board of Director's seats contemplated in the section entitled Board Representation herein. Such approval shall be obtained with no more than 0.0% of the shareholder's exercising their right to dissent if a majority of votes is obtained.
     G. There will not exist any material pending or threatened litigation against the Company pertaining to investment contemplated herein or the elimination of shareholder preemptive rights.
     H. No obligation, liability or fee shall exist or be payable by the Company to any broker or investment banking firm in connection with the investment contemplated herein.

     EXHIBIT B


                           MANAGEMENT AGREEMENT

          Management Agreement dated as of [_________], 1998, by and between the Vermont Teddy Bear Co., Inc. a Vermont corporation (_VTB_ or the _Company_), and The Shepherd Group LLC, a Massachusetts limited liability company (the _Shepherd Group_).

                           W I T N E S S E T H:

          WHEREAS, VTB wishes to retain the Shepherd Group to provide it with the services set forth on Appendix A hereto; and

          WHEREAS, the Shepherd Group desires to provide such services to VTB, all on the terms and conditions hereinafter set forth;

          NOW THEREFORE, in consideration of the mutual covenants and agreements and subject to all the terms and conditions hereinafter set forth, the parties agree as follows:

     Section 1.                    Term of Agreement

          Unless sooner terminated by mutual consent of the parties hereto, the term of this Agreement (the _Term of the Agreement_) shall commence on the date hereof and end upon the earliest to occur of (i) The Shepherd Group ceases to own more than 15% of its original Preferred investment or (ii) ten (10) years from the date hereof.

     Section 2.                    Duties of the Shepherd Group

          The Shepherd Group shall, during the Term of the Agreement as reasonably requested by the Company, provide the Company with the services set forth on Appendix A hereto; provided, however, that Shepherd Group shall in no event be obligated to devote more than fifteen (15) hours per month to providing to VTB the services described herein.

     Section 3.                    Management Fee

          Commencing as of the date hereto, VTB shall pay the Shepherd Group for its services hereunder an annual management fee (the _Management Fee_) of $25,000. The Management Fee shall, accrue daily, be paid monthly in arrears, on the last day of the month beginning on the date hereof.

     Section 4. Financing Fees. VTB shall pay TSG a 1 /% financing fee (the _Financing Fee_) with respect to any capital raised by the VTB or its subsidiaries with the assistance of TSG at any time after the date hereof other than capital raised directly from TSG or Affiliates of TSG. Notwithstanding the foregoing, should it be determined (based upon a written opinion of counsel reasonable to TSG) that the payment of a Financing Fee with respect to a particular issuance would prevent VTB from qualifying for applicable federal or state private placement exceptions, the payment of such Financing Fee shall be waived by the Investors.

     Section 5.                    Entire Agreement; Amendment of Agreement;
     Counterparts

          This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. No modification of this Agreement or any part hereof, no waiver of any of the terms or provisions hereof, and no further agreement between the parties shall be valid or effective unless agreed to in writing by the parties. This Agreement may be executed in any number of counterparts.

     Section 6. Governing Law; Jurisdiction; Venue. This Agreement shall be deemed to be a contract made under, and shall be construed in accordance with, the laws of the State of Massachusetts without giving effect to conflict of laws principles thereof. The Company waives any claim that Boston, Massachusetts is an inconvenient forum or an improper forum based on lack of venue.

          IN WITNESS WHEREOF, the parties to this Agreement have caused their respective names to be hereunto subscribed under seal by their respective officer thereunto duly authorized as of the date first above written.


                                   The Vermont Teddy Bear Co., Inc.



                                   By:
                                        Name:

                                        Title:

                                   THE SHEPHERD GROUP LLC



                                   By:
                                        Name:
                                        Title:

     Appendix A


     Management Services description:

     To provide:

          Analytical and qualitative analysis regarding brand development, financing alternatives and strategic efforts;

          Ad hoc advisory assistance via the Executive Committee;

          Liaisons with credit institutions and the financial market;

          Access to alternative sources of established equity capital;

          Transaction experience in IPO's, mergers and acquisitions; and

          Other networking, analytical and qualitative services pertaining to the development and growth of the company.

          Recruitment of candidates for the Board.

          PROXY

          THE VERMONT TEDDY BEAR CO., INC.
          PROXY FOR THE SPECIAL MEETING OF SHAREHOLDERS AUGUST 28, 1998


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned appoints Fred Marks, Jason Bacon, and Elisabeth Robert, and each of them, as Proxies, each with power to appoint his or her substitute, and hereby authorize any of them to represent and to vote, as designated below, all shares of Common Stock of The Vermont Teddy Bear Co., Inc. held of record by the undersigned on July 24, 1998, at the Special Meeting of Stockholders to be held at 10:00am EDT on August 28, 1998 at the corporate headquarters of The Vermont Teddy Bear Co., Inc., 5566 Shelburne Road, Shelburne, Vermont, or any adjournment thereof.

          ( X )  PLEASE MARK VOTES AS IN THIS EXAMPLE

          1. APPROVAL OF AN AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO ELIMINATE PREEMPTIVE RIGHTS SUBJECT TO THE CONDITION THAT DISSENTERS' RIGHTS ARE NOT EXERCISED BY A NUMBER OF THE COMPANY'S SHAREHOLDERS DETERMINED BY THE BOARD OF DIRECTORS, IN ITS DISCRETION, TO BE EXCESSIVE.

          (    ) FOR    (    ) AGAINST    (    ) ABSTAIN

          2. APPROVAL OF THE SALE OF SERIES C REDEEMABLE CONVERTIBLE PREFERRED STOCK AND WARRANTS TO THE SHEPHERD INVESTORS.

          (    ) FOR    (    ) AGAINST    (    ) ABSTAIN

          3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

          This Proxy, when properly executed, will be voted in the manner directed herein by the stockholder. IF NO DISCRETION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS.

                                        Dated:
          _____________________________, 1998



               __________________________________________
                                        Signature


               __________________________________________
                                        Signature, if held jointly


                                        NOTE: Please sign exactly as name
          appears
                                        hereon.  Joint owners should each
          sign.
                                        When signing as an attorney,
          executor,
                                        administrator, trustee, or
          guardian,
                                        please     give full title as such.